Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WellCare To Acquire Select Assets of Healthfirst New Jersey

TAMPA, Fla. (Sept. 30, 2013) – WellCare Health Plans, Inc. (NYSE: WCG) today announced that it has entered into an agreement to acquire certain assets of Healthfirst Health Plan of New Jersey, Inc. (Healthfirst NJ). As of September 2013, Healthfirst NJ serves approximately 47,000 Medicaid members in 12 counties in the state.

WellCare recently received approval from the state of New Jersey to offer Medicaid managed care in Essex, Hudson, Middlesex, Passaic and Union counties beginning Dec. 1, 2013. The contract is pending approval by the Centers for Medicare & Medicaid Services (CMS). New Jersey will be the ninth state in which WellCare offers managed care services to Medicaid beneficiaries, including those recipients that will be eligible through New Jersey’s Medicaid expansion. In addition, WellCare serves approximately 2,000 Medicare Advantage members and 14,000 Medicare Prescription Drug Plan members in New Jersey, as of June 30, 2013.

“New Jersey’s health care goals and policies align well with our strategic focus on the Medicaid and Medicare populations,” said Alec Cunningham, CEO of WellCare. “We look forward to continuing our strong relationship with the state to deliver quality, cost-effective health care solutions for New Jersey’s most vulnerable residents.”

WellCare’s acquisition of certain Healthfirst NJ assets is expected to close during the first quarter of 2014, subject to customary regulatory approvals. Upon closure of the transaction, Healthfirst NJ’s member and physician rosters will be acquired by WellCare, and Healthfirst NJ will wind down operations. Healthfirst NJ is a subsidiary of Healthfirst, a New York-based health insurance organization. The transaction does not affect Healthfirst’s New York operations.

WellCare is not disclosing the financial terms of the transaction. WellCare anticipates that the Healthfirst NJ transaction will be accretive to its 2014 net income.

Members will experience no change in their plan benefits as a result of the acquisition. “We will work closely with Healthfirst NJ to help ensure a smooth transition for members,” said Cunningham.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 2.8 million members nationwide as of June 30, 2013. For more information about WellCare, please visit the company's website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. For example, statements regarding WellCare's financial outlook, the timing of offering Medicaid services in New Jersey and the timing of the closing of the acquisition of Healthfirst NJ are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare's actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the satisfaction of the closing conditions for the acquisition, the receipt of regulatory approval for the acquisition, the receipt of CMS’ approval of the New Jersey Medicaid contract, WellCare's progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare's ability to effectively manage growth, WellCare's ability to address operational challenges relating to new business, WellCare's ability to effectively execute and integrate acquisitions, potential reductions in Medicare revenue, including due to sequestration and WellCare's ability to estimate and manage medical benefits effectively.

Additional information concerning these and other important risks and uncertainties can be found under the captions "Forward-Looking Statements" and "Risk Factors" in WellCare's Annual Report on Form 10-K for the year ended December 31, 2012, and in WellCare's Quarterly Report on Form 10-Q for the period ended June 30, 2013 and other subsequent filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare's business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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